UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐           Definitive Proxy Statement

☒          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

BENCHMARK ELECTRONICS, INC.
(Name of Registrant as Specified in Its Charter)

ENGAGED CAPITAL MASTER FEEDER I, LP
ENGAGED CAPITAL MASTER FEEDER II, LP
ENGAGED CAPITAL CO-INVEST II L.P.
ENGAGED CAPITAL I, LP
ENGAGED CAPITAL I OFFSHORE, LTD.
ENGAED CAPITAL II, LP
ENGAGED CAPITAL II OFFSHORE LTD.
ENGAGED CAPITAL, LLC
ENGAGED CAPITAL HOLDINGS, LLC
GLENN W. WELLING
JEFFREY S. MCCREARY
ROBERT K. GIFFORD
BRENDAN B. SPRINGSTUBB

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Engaged Capital, LLC, together with the other participants named herein (collectively, "Engaged Capital"), has filed a definitive proxy statement and an accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the 2016 annual meeting of stockholders of Benchmark Electronics, Inc., a Texas corporation.

Item 1: On March 30, 2016, Engaged Capital issued the following press release:

ENGAGED CAPITAL ISSUES OPEN LETTER TO THE SHAREHOLDERS OF BENCHMARK ELECTRONICS

•	Long-tenured incumbents Strom, Williams and Dawson must be held accountable for multi-year underperformance, misaligned compensation structure, and value-destructive M&A
•	Benchmark Board needs direct shareholder representation and new directors to instill a culture of accountability and focus on value-creation in the boardroom
•	Vote the BLUE Engaged Capital Proxy Card today to Elect Robert K. Gifford, Jeffrey S. McCreary, and Brendan B. Springstubb

Newport Beach, CA, March 30, 2016 /Business Wire/ - Engaged Capital, LLC (together with its affiliates, “Engaged Capital”), an investment firm specializing in enhancing the value of small and mid-cap North American equities and a 4.9% shareholder of Benchmark Electronics, Inc. (“BHE” or the “Company”) (NYSE: BHE), announced today that it has issued an open letter to BHE shareholders, which is available on its website www.adeeperbench.com.  Engaged Capital also announced that it has filed definitive proxy materials with the Securities and Exchange Commission available at www.sec.gov in connection with its campaign to elect three highly-qualified directors at the Company’s upcoming May 11, 2016 Annual Meeting of Shareholders.

March 30, 2016

To our Fellow Shareholders:

Engaged Capital, LLC (together with its affiliates, “Engaged Capital” or “we”) currently owns 2,428,221 shares of common stock of Benchmark Electronics, Inc. (“Benchmark,” “BHE” or the “Company”), representing approximately 4.9% of the Company’s outstanding shares. For over a year, we have worked hard to try to maintain an active dialogue with the Company regarding what we see as a significant and unique opportunity to create shareholder value through a more disciplined approach to both capital allocation and working capital management. Unfortunately, BHE leadership and Board of Directors (the “Board”) has thus far shown themselves to be insular and resistant to change.  As a result, we have grown confident that the way forward requires a shareholder intervention to inject a shareholder mentality and a culture of accountability both inside and outside the boardroom.   We firmly believe that the Board improvements we are seeking are necessary in order to drive shareholder value for the benefit of all BHE shareholders.

BENCHMARK HAS UNDERPERFORMED AND LONG-SERVING DIRECTORS STROM, WILLIAMS AND DAWSON MUST TAKE RESPONSIBILITY

It is clear to us and other shareholders that BHE’s dismal shareholder returns supports the need for immediate change. BHE shares have underperformed the Company’s EMS peers, the S&P 1500 and the S&P 1500 Electronic Manufacturing Services index over a two, three, five and 10-year basis. 1

1 Data per FactSet as of March 28, 2016. EMS Peer Group performance calculated as the average total shareholder return of Flex, Sanmina, Celestica, Plexus and Jabil Circuit.

	Total Return Performance
	1 yr	2 yr	3 yr	5 yr	10 yr
BHE	(8%)	(2%)	23%	23%	(13%)
EMS Peer Group	(7%)	14%	54%	37%	(3%)
S&P 1500	0%	13%	37%	72%	96%
S&P 1500 Information Technology	5%	24%	55%	83%	136%
S&P 1500 Electronic Manufacturing Services	(9%)	(0%)	38%	45%	26%

BHE Relative Returns vs:
EMS Peer Group	(1%)	(15%)	(31%)	(15%)	(10%)
S&P 1500	(9%)	(15%)	(14%)	(49%)	(109%)
S&P 1500 Information Technology	(13%)	(26%)	(32%)	(60%)	(150%)
S&P 1500 Electronic Manufacturing Services	1%	(1%)	(15%)	(22%)	(39%)

Rather than take responsibility for these poor results, Benchmark has resorted to cherry-picking and providing misleading information to shareholders.

Benchmark’s Misleading Depiction of Shareholder Returns

Setting aside BHE calendar year-to-date performance (which is of little concern to long-term investors), BHE’s recent letter to shareholders attempts to depict a far rosier picture of shareholder returns by selecting two periods of time where it appears BHE has slightly outperformed peers. In fact, this is just a function of selecting the peer median TSR as opposed to the peer average TSR. We have taken the liberty of correcting management’s performance calculations in the table below, which show that BHE has actually underperformed peers over the timeframes cited in their letter2.

	Total Return Comparison
	BHE	Peer Group Median	Peer Group Average	BHE Performance vs. Peer Median	BHE Performance vs. Peer Average
Since 12/31/2011	64.7%	45.2%	67.6%	19.5%	(2.9%)
Five years ended 3/28/2016	22.5%	17.0%	37.2%	5.5%	(14.7%)

Benchmark’s Misleading Multiples

Benchmark’s letter states “we believe that our disciplined capital allocation decisions have resulted in our premium PE multiple relative to peers.” This is a strong statement – unfortunately, it is factually incorrect. After normalizing analysts’ estimates for the inconsistent treatment of amortization and stock compensation expense and the differences in capital structures3, BHE trades at a discount to peers.

2 Data per FactSet. Performance through March 28, 2016.

3 Price to Earnings multiple adjusted to exclude amortization expense and include stock compensation expense and net cash. Enterprise Value / EBITDA multiple adjusted to include stock compensation expense. Data and estimates per FactSet as of 3/28/2016

Next Twelve Months (NTM) Price to Earnings (PE) Multiple
	BHE Letter to Shareholders	Apples-to-Apples Comparison
BHE	13.6x	10.3x
Peer Group Median	9.1x	12.4x
Difference	4.5x Premium	2.2x Discount

NTM Enterprise Value / EBITDA Multiple
	BHE Letter to Shareholders	Apples-to-Apples Comparison
BHE	5.5x	5.2x
Peer Group Median	5.2x	5.6x
Difference	0.3x Premium	0.4x Discount

Therefore, we would correct management’s sentence to read “our undisciplined capital allocation decisions have resulted in our worst-in-class ROIC and our discounted PE multiple relative to peers.”

Benchmark’s Misleading Measurement Periods

BHE’s letter to shareholders would lead you to believe that the only relevant performance period is “since 2011” – a timeframe mentioned no less than five times in the Company’s letter to shareholders4. As any astute investor is aware, BHE’s operating performance was severely impacted by flooding in Thailand in 2011. Former CEO Cary Fu described it simply: “the year of 2011 [was] pretty brutal for Benchmark.5” In fact, BHE’s non-GAAP operating margin declined from 4.0% in 2010 to 2.2% in 2011, and BHE’s cash conversion cycle lengthened from 78 days in 2010 to 94 days in 2011. In our view, any comparisons using 2011 as a reference period are wholly irrelevant.

THE BOARD HAS SHOWN BAFFLING RESISTANCE TO SHAREHOLDER PERSPECTIVES –
SHAREHOLDERS NEED REPRESENTATION IN THE BOARDROOM

Over the past year, we have communicated directly with BHE management and the Board in an attempt to work together constructively toward what should be our shared goal: long-term value creation for BHE shareholders. However, the Company’s insular culture, driven by what we believe is a close-minded, long-tenured Board, has thwarted our attempts to create value for all shareholders.   Much of the strategic and corporate governance progress the Board claims, was begrudgingly made under pressure from us and we fear represents the minimum the Board thought necessary to appease shareholders.  This is not enough.  Benchmark’s shareholders require an ownership mindset, fresh perspective and rigorous accountability to become the culture and norm in the boardroom.

4 “Since 2011” stated four times and “from the beginning of 2012” stated once

5 Raymond James IT Supply Chain Conference, 12/13/2011

Long-serving directors Strom, Williams and Dawson have been at the core of the serious and persisting problems Benchmark faces and must be held accountable. They have overseen the Company’s lasting underperformance, designed and approved BHE’s flawed and misaligned incentive compensation structure as members of the Compensation Committee, and approved the highly-concerning acquisition of Secure Technology (“Secure”) that we believe was a very poor use of shareholders’ capital. The Company’s one recent Board addition and Chairmanship change made under the pressure of our proxy contest do not change the facts -- directors Strom, Williams and Dawson are simply not the best-equipped directors to represent shareholders’ interests going forward.

Flaws in M&A Strategy and Capital Allocation Highlight the Need for Fresh Perspectives

The Board has exhibited an alarming reluctance to depart from the troubling status quo and improve its deeply flawed M&A and capital allocation efforts based on input from its shareholders. Our conviction of the need for change was further reinforced during our attempts to interact with members of the Board after the Company’s announcement of the acquisition of Secure in November of last year. After evaluating the limited information the Company publicly disclosed regarding the transaction, we came to the conclusion BHE was paying in excess of 10x EBITDA to acquire Secure, which was well in excess of BHE’s valuation multiple of ~4x forward EBITDA at the time of the acquisition announcement. Given the enormity of the valuation gap, we requested to speak directly to a number of the incumbent directors (excluding the long-tenured Chairman) to understand how they rationalized such a pricey acquisition that, in our view, was destined to destroy shareholder value. These requests were completely ignored by the Company. After multiple requests, we reached out directly to these directors to try and establish a dialogue. However, not a single director returned our call.

Our valid criticism was ignored, an insular Board refused to provide material information to shareholders and pushed through an unpopular transaction that we continue to believe constitutes a significant waste of shareholder capital.  This episode is part of a bigger problem with this Board’s track record of undisciplined capital allocation decisions that as noted above have resulted in a worst-in-class ROIC and a discounted PE multiple relative to peers.

Instead of offering solutions, BHE’s letter to shareholders insinuates that Engaged Capital’s investment thesis revolves wholly around share repurchases. Nothing could be further from the truth. We are advocating that the Company adopt a disciplined approach to capital allocation that benchmarks the use of capital against the returns offered by a share repurchase. We are wholly supportive of M&A that generates risk-adjusted returns in excess of a share repurchase. Unfortunately, as demonstrated in BHE’s letter to shareholders, management and the Board have not demonstrated an understanding of a disciplined approach to capital allocation.

BHE’s letter to shareholders states: “The [acquisition of Secure] helps the Company realize its strategic growth plans, increase operating margins and EPS, and continue improving its diversified revenue sources.” Conspicuously absent from this sentence is any discussion of the impact Secure will have on BHE’s ROIC or any other return metrics that are highly correlated to value creation.  In fact, there is not one single mention of “return on capital” or “ROIC” within BHE’s letter to shareholders!

Flawed and Misaligned Incentive Compensation Structure Underscore the Need for Accountability

The Board’s lack of understanding is further reflected in the flawed incentive compensation structure developed and approved by the Board. BHE is the only EMS company that does not include an ROIC metric in their short term compensation targets, which helps to explain the Company’s poor use of capital relative to every one of its peers. Additionally, BHE management indicated to us that the definition of ROIC used by the compensation committee in setting long-term incentive compensation includes cash in the denominator – a major flaw that has the potential to incentivize ROIC-dilutive uses of cash, including value destructive M&A like the Secure transaction. We do not understand how the Company can claim to have a disciplined approach to capital allocation when the Board-approved incentive compensation structure fails to drive the most important lever of value creation, ROIC accretion.

As far back as our June meeting with BHE, and in follow-up communications with management and the Board, we recommended changes to the Company’s incentive compensation metrics.  Our experience catalyzing changes have taught us that it is critical to adjust incentives to change behavior. As such, we recommended the Board adjust management’s compensation structure to include ROIC in short-term compensation and to set short and long-term incentive compensation targets at levels that encourage improvements in ROIC and working capital. As outlined below, in our June meeting and in subsequent phone calls, we demonstrated to management and the Board an opportunity to free up ~$300M of capital by better managing the Company’s working capital. Given the material impact on valuation that freeing up over $300M of capital would have, we believed this was an important adjustment that needed to be made to the Company’s compensation structure. To our dismay, the Company’s proxy statement for the 2016 Annual Meeting of Shareholders (the “2016 Annual Meeting”) revealed that the Compensation Committee not only disregarded our suggestions but removed the only balance-sheet metric (inventory turns) from the Company’s 2015 annual incentive compensation plan, and stopped disclosing the long-term revenue, operating margin and ROIC targets associated with long-term incentive compensation. We are dumbfounded by the Compensation Committee’s decision to make changes that reduce the visibility into, and in our view, damage the alignment of interests between, management’s compensation and shareholders, which we find highly concerning and indicative of a Board not acting in the best interests of its shareholders.

Lack of Progress in Improving Working Capital Even Under Shareholder Pressure Demonstrates Why a Shareholder Mindset is Critical

In June we communicated to the Company the sizeable value-creation opportunity we saw in improving the Company’s working capital efficiency. Specifically, we presented to management our analysis that illustrated the opportunity to release in excess of $300M (~27% of the Company’s market capitalization at the time) of capital that we believe was trapped in BHE’s inefficient use of working capital.  Immediately following this meeting, we introduced BHE management to three top tier consulting firms with expertise in working capital management. Our singular purpose in providing these introductions was to help the Company create shareholder value since, after discussing working capital with certain members of management, it was clear to us that they did not have the internal expertise necessary to address the opportunity. Disappointingly, management did not contact any of these three firms for months after the introductions. Only after a letter to, and phone call with, the now-departed Chairman (who we note, despite the Company’s long-standing working capital inefficiency, seemed quite surprised at the magnitude of the opportunity) did management finally contact the firms we had introduced them to. As a result of what we believe to be the Company’s delay, an outside consulting firm was not hired until nearly five months after we provided these initial introductions, and BHE’s working capital metrics further deteriorated in 2015.

THE TIME FOR CHANGE IS NOW -- BENCHMARK DESPERATELY NEEDS AN OWNERSHIP
MINDSET, FRESH PERSPECTIVE AND RIGOROUS ACCOUNTABILITY

In our opinion, BHE’s long-term underperformance, our unsatisfactory interactions with the Company’s leadership, the Board’s sparse shareholdings, and the long-tenure of both the incumbent directors and management all reflect the actions of a Board uninterested in holding itself accountable to shareholders.

The Board’s pronounced resistance to change is, in our view, directly tied to the insular nature of this Board and management team. BHE is led by a CEO and CFO who have been employed by the Company in various capacities for approximately 20 years and 14 years, respectively; and, until recent changes that we believe were precipitated by our proxy contest, a Chairman with a 26-year tenure on the Board. Even after the former Chairman’s recent departure, half of the Company’s independent, incumbent directors have served on the Board for at least ten years.  According to the Company’s proxy statement for the 2016 Annual Meeting, the independent incumbent Board members collectively own less than 1% of the Company’s outstanding shares, which includes shares underlying certain options and RSUs that were granted to such individuals in their capacities as directors of the Company. Accordingly, there is no significant shareholder representation on the Board.  We believe the shareholders, as the true owners of the Company, need to have a strong voice at the Board level.  Such a voice promotes greater accountability and creates an environment that forces other directors to consider new and innovative ways to positively impact shareholder value.

We believe there is an urgent need to reconstitute the Board with directors that will bring fresh perspective and objectivity into the boardroom and will be valuable in assessing and executing on initiatives to unlock value at the Company.  Further, we believe BHE’s depressed valuation under the oversight of the Board, coupled with the Board’s apparent undisciplined approach to capital allocation, warrants the addition of directors whose interests are aligned with those of all shareholders, and who will work constructively with the other members of the Board to protect the best interests of BHE shareholders.

Accordingly, we have nominated three highly-qualified directors, Robert K. Gifford, Jeffrey S. McCreary and Brendan B. Springstubb, for election at the 2016 Annual Meeting, who we believe will provide the capital allocation, working capital and shareholder perspective that the Board desperately needs.

As the former Senior Executive Vice President and President of Supply Chain Solutions at Ingram Micro Inc., Mr. Gifford would provide the supply chain and working capital expertise to drive value-creating improvements in BHE’s cash conversion cycle.  Mr. McCreary, former CEO of Integrated Device Technology, Inc., would bring broad technology industry experience and strong leadership to a boardroom that desperately needs directors with operating experience in the technology industry and new points of view. Finally, as a representative of BHE’s largest active shareholder, Mr. Springstubb would provide the unique perspective and commitment to shareholder value creation that we believe only a large shareholder can provide.

We are seeking to replace three long-tenured, incumbent directors, Bernee D. L. Strom, Clay C. Williams, and Michael R. Dawson, with our three highly qualified nominees at the 2016 Annual Meeting. Messrs. Strom, Williams and Dawson designed and approved the Company’s highly concerning and in our view, flawed and misaligned incentive compensation structure as members of the Compensation Committee. Additionally, Messrs. Strom, Williams and Dawson approved the acquisition of Secure; an acquisition that we believe was a very poor use of shareholder’s capital.

We have explained to management and members of the Board numerous times that we stand ready and willing to enter into settlement discussions with the Company to avoid an unnecessary, distracting proxy fight. While it is unfortunate that the Board has thus far refused to discuss any settlement options that embrace the level of change that we believe is necessary to drive shareholder value at BHE, our willingness to negotiate remains unchanged.

We urge you not to allow long-tenured and seemingly self-serving directors to continue to maintain the troubling status quo and thwart accountability at your expense.  Vote today to let the Board know: “The time for change is now!”

VOTE FOR OUR HIGHLY QUALIFIED SLATE OF DIRECTORS TO CREATE VALUE AT
BENCHMARK ELECTRONICS

PLEASE SIGN, DATE AND MAIL THE ENCLOSED BLUE PROXY CARD TODAY

Thank you for your support,

/s/ Glenn W. Welling

Glenn W. Welling

If you have any questions, or require assistance with your vote, please contact Morrow & Co., LLC, toll- free at (800) 662-5200, call direct at (203) 658-9400 or email: engaged@morrowco.com

About Engaged Capital:

Engaged Capital, LLC (“Engaged Capital”) was established in 2012 by a group of professionals with significant experience in activist investing in North America and was seeded by Grosvenor Capital Management, L.P., one of the oldest and largest global alternative investment managers. Engaged Capital is a limited liability company owned by its principals and formed to create long-term shareholder value by bringing an owner’s perspective to the managements and boards of undervalued public companies. Engaged Capital manages both a long-only and long/short North American equity fund. Engaged Capital’s efforts and resources are dedicated to a single investment style, “Constructive Activism” with a focus on delivering superior, long-term, risk-adjusted returns for investors. Engaged Capital is based in Newport Beach, California.

Investor Contact:

Morrow & Co., LLC
Tom Ball, 203-658-9400
tomball@morrowco.com

John Ferguson, 203-658-9400
jferguson@morrowco.com

or visit www.adeeperbench.com

Media Contact:

Bayfield Strategy, Inc.
Riyaz Lalani, 416-907-9365
rlalani@bayfieldstrategy.com

SOURCE: Engaged Capital, LLC

Item 2: The following materials were posted by Engaged Capital to www.adeeperbench.com:

Benchmark Shareholder Information Regarding **Upcoming Vote**

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Benchmark's share price has **underperformed** the S&P 1500 index by over 45% over the past five years and over 100% the past ten years. Our nominees will bring the expertise and fresh perspective necessary to unlock the significant value trapped in the Company's assets.

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Presentation to come

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PRESS RELEASES

March 30th, 2016

March 1st, 2016

Engaged Capital Nominates Herbert K. Parker For Election To The Board Of Benchmark Electronics

March 1st, 2016

Engaged Capital Responds To Retirement Of Benchmark Electronics Chairman

February 26, 2016

Engaged Capital Responds To Latest Entrenchment Attempt From Benchmark Electronics

February 24, 2016

Engaged Capital Nominates Four Highly-Qualified Individuals For Election To The Board Of Benchmark Electronics

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Robert K. Gifford

Robert K. Gifford

Mr. Giffords' extensive expertise in supply chain management and operations will be valuable assets to the Board

Most recently, Robert served as a corporate officer, Senior Executive Vice President and President, Supply Chain Solutions, at Ingram Micro Inc., after leading the company's Global Logistics Operations as Executive Vice President. He led all aspects of this $46B global business' supply chain, with 100+ distributions centers, while simultaneously leading a separate, stand-alone $450M P&L business unit, Supply Chain Solutions, serving internal and external customers. Robert drove Supply Chain Solutions' strategy, growth and innovation, managing more than 8,500 staff to achieve competitive market positioning with double digit growth for 5 consecutive years, as he led business expansion across 5 continents.

Robert built his supply chain and business leadership expertise in earlier roles with companies including Ecolab, Hewlett Packard ("HP") and Tandem Computers Incorporated. At Ecolab, as a Senior Vice President and Corporate Officer, Robert led this $6B international business' Global Supply Chain with a focus on manufacturing, procurement and planning. At HP and acquired Compaq Computer Corp businesses, Robert progressed from early management roles to become Vice President, Worldwide Logistics and Program Management for HP. He controlled $2.3B annual spend and directed all aspects of global logistics operations, including contracts, vendor selection, transportation, regional and customs operations, and compliance. Prior to HP, Robert held manufacturing, operations and logistics roles at Compaq, Tandem Computers Incorporated, DC Electronics, and Qual-Tronix.

For more than a decade, Robert has extended his expertise to not-for-profit organizations, serving in Board and leadership roles for Second Harvest of Orange County (Board Chair), The Nature Conservancy of California (Leadership Council), the Minnesota Chapter of the Nature Conservancy (Board Chair), Minnesota Second Harvest Heartland (Board Chair) and Regions Hospital (Board Director). Robert received his MBA from Texas A&M University and his BS in Manufacturing Management from San Jose State University.

Jeffrey S. McCreary

Jeffrey S. McCreary

Mr. McCreary's extensive experience leading public companies and his diverse background in the technology industry will be valuable assets to the Board

Jeffrey S. McCreary, age 57, has been an independent management consultant since 2006 and a member of the board of directors of Integrated Device Technology, Inc. (Nasdaq: IDTI) ("Integrated Device Technology"), a developer of a broad range of low-power, high-performance mixed-signal semiconductor solutions, since June 2012. Mr. McCreary served as the Interim President and CEO of Integrated Device Technology from August 2013 to January 2014, and previously served as a member of its Audit and Nominating & Governance Committees. Mr. McCreary has also served as a director of the Isola Group, a provider of materials used to manufacture printed circuit boards, since 2006.

From December 2011 until its acquisition by Imagination Technologies Group plc in February 2013, Mr. McCreary served as a director of MIPS Technologies, Inc. (Nasdaq: MIPS), a leading provider of industry-standard processor architectures and cores for digital home, networking and mobile applications. Mr. McCreary served as a board member of the Gennum Corporation, a provider of semiconductor solutions and intellectual property cores, from 2008 until its acquisition by Semtech Corporation in March 2012. Mr. McCreary is a former Senior Vice President at Texas Instruments, which develops analog, digital signal processing RF and DLP semiconductor technologies. Mr. McCreary was the Manager of Texas Instruments' Worldwide Sales and Marketing, from 1998 through 2005, where he directed the global sales organization and was responsible for $12 billion dollars in revenue. Mr. McCreary held a variety of other executive positions within Texas Instruments, including the General Manager of Advanced Logic Products and General Manager of Worldwide Military Semiconductors.

Mr. McCreary has led organizations conducting product design and development, manufacturing, marketing, and sales. His book, "Creating the I in Team" was published in 2007. He is also currently working as a special consultant to the National Hockey League (NHL) Coaches Association. Additionally, Mr. McCreary is a long-time member of the Board of Trustees of the Rose-Hulman Institute of Technology. Mr. McCreary holds a Bachelor's degree in electrical engineering from the Rose-Hulman Institute of Technology and received an honorary doctorate in engineering from the Rose-Hulman Institute of Technology in 2004.

Brendan Springstubb

Brendan Springstubb

Mr. Springstubb's 10+ years of investment management experience and his unique perspective as a large shareholder representative will be valuable assets to the Board

Brendan B. Springstubb, age 32, has been a Senior Analyst at Engaged Capital, a California based investment firm and registered advisor with the SEC focused on investing in small and mid-cap North American equities, since June 2013. Prior to joining Engaged Capital, Mr. Springstubb held multiple roles with Relational Investors, LLC ("Relational") a $6 billion activist equity fund, from June 2005 to April 2013. At Relational, Mr. Springstubb was most recently the senior analyst covering the healthcare sector where he was responsible for identifying and overseeing activist investment opportunities and communicating with portfolio company management teams. Prior to leading the healthcare group, Mr. Springstubb was a generalist covering investments in the telecom, financial and technology sectors. Mr. Springstubb earned a Master's degree in Biotechnology with a dual concentration in Biotechnology Enterprise and Regulatory Affairs from Johns Hopkins University and a Bachelor's degree in Economics and Molecular Biology from Pomona College. Mr. Springstubb is also a CFA Charterholder and a Certified Financial Risk Manager.

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Investors

MORROW
MORROW & CO., LLC

Morrow & Co., LLC
800-662-5200 or 203-658-9400
Engaged@morrowco.com

Media

Bayfield
STRATEGY

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HOW TO VOTE

Below are voting instructions for Engaged Capital's proxy solicitation of Benchmark Electronics, Inc.'s shareholders.

We thank you for voting your BLUE proxy and for letting your voice be heard!

BENEFICIAL SHAREHOLDER

You are a **BENEFICIAL SHAREHOLDER** if you hold Benchmark Electronics shares through a broker or bank.

There are three ways to vote:

1. Vote by Internet

- Please click HERE to vote via the Internet.
- Enter the 16-digit control number located on the right hand side of the enclosed **BLUE** voting instruction form.

2. Vote by Phone

- Call 1-800-454-8683
- Enter the 16-digit control number located on the right hand side of the enclosed **BLUE** voting instruction form.

3. Vote by Mail

- Vote, sign and date the BLUE voting instruction form and return it in the postage paid envelope provided.

Please vote each and every BLUE voting instruction form you receive

Please Vote **NOW** – All electronic voting must be completed by **11:59 p.m., Eastern Time on May 10, 2016**.

Even if you have already voted on the Benchmark Electronics white voting instruction form, a later dated **BLUE** voting instruction form or electronic or telephone vote will revoke your previously cast proxy.

REGISTERED SHAREHOLDER

You are a **REGISTERED SHAREHOLDER** if you hold Benchmark Electronics stock certificates or hold shares directly.

Included in our proxy materials is a copy of our Definitive Proxy Statement, a shareholder letter, and a **BLUE** proxy card.

There are two ways to vote:

1. Vote by Mail

- Please vote, sign and date the **BLUE** proxy card.
- Return the completed card in the postage paid envelope provided.

2. Vote by Fax

- Please vote, sign and date the **BLUE** proxy card.
- Fax **both sides** of the completed card to the attention of Engaged Capital c/o Morrow & Co. at 203-658-9444.

Please vote each and every BLUE voting instruction form you receive

Please Vote **NOW** – All proxies must be received by **9:00 a.m., Houston Time on May 11, 2016**.

Even if you have already voted on the Benchmark Electronics white proxy card, a later dated **BLUE** proxy card will revoke your previously cast proxy.

If you have any questions or need assistance in voting your shares, please call:

Morrow & Co., LLC
Toll Free: 1-800-662-5200
Direct: 203-658-9400
Email: engaged@morrowco.com

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